Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of aTyr Pharma, Inc. for the registration of common stock, preferred stock, debt securities, and warrants of aTyr Pharma, Inc. and to the incorporation by reference therein of our report dated March 23, 2021, with respect to the consolidated financial statements of aTyr Pharma, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

August 11, 2021